Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Investor Relations
T: 1-704-558-3068
E: IR@fyrhomes.com

Front Yard Residential Corporation Provides Operating Update

CHRISTIANSTED, U.S. Virgin Islands, June 5, 2020 (GLOBE NEWSWIRE) - Front Yard Residential Corporation (“Front Yard” or the “Company”) (NYSE: RESI) today reported the following operating metrics for April and May 2020:

•	May collections at 30 days were 99% of the trailing 12-month historical average and April collections at 60 days were slightly ahead of the trailing 12-month historical average.

•	Stabilized Rental leased percentage as of May 31, 2020 continued its positive trend at 98.2%, compared with 97.7% at April 30, 2020 and 97.0% at March 31, 2020.[1]

•	Stabilized Rental April average occupied days were 95.5% compared to 93.5% a year ago, and May average occupied days were 96.1% compared to 92.7% a year ago.[1]

•	Blended rent growth for both April and May was 3.9%.

“Our primary concern has been and continues to be our residents, our employees and the communities we are committed to, and we have implemented measures to protect our people while maintaining the excellent service our residents have come to expect,” stated George Ellison, Chief Executive Officer. “Thanks to the hard work and tireless efforts of our team members, we have been able to operate smoothly, provide services to prospective and current residents and deliver on our promise of providing quality affordable housing. With strong and improving occupancy and collections that are in line with historical trends, we are also pleased with the resiliency of our business to weather the current situation.”
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[1]
We define a property as a “Stabilized Rental” once it has been renovated and then initially leased or available for rent for a period greater than 90 days. All other homes are considered non-stabilized. Homes are considered stabilized even after subsequent resident turnover. However, homes may be removed from the stabilized home portfolio and placed in the non-stabilized home portfolio due to renovation during the home lifecycle or because they are identified for sale.

About Front Yard Residential Corporation

Front Yard is an industry leader in providing quality, affordable rental homes to America’s families. Our homes offer exceptional value in a variety of suburban communities that have easy accessibility to metropolitan areas. Front Yard's tenants enjoy the space and comfort that is unique to single-family housing, at reasonable prices. Our mission is to provide our tenants with houses they are proud to call home. Additional information is available at www.frontyardresidential.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, anticipations and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies as well as industry and market conditions. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “target,” “seek,” “believe” and other expressions or words of similar meaning. We caution that forward-looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. These risks and uncertainties include: our ability to successfully implement our strategic initiatives and achieve their anticipated impact; our ability to implement our business strategy; risks and uncertainties related to the COVID-19 pandemic, including the potential adverse impact on our real-estate related assets, financing arrangements, operations, business prospects, customers, employees and third-party service providers; the impact of any litigation or shareholder activism; our ability to make distributions to stockholders; our ability to integrate newly acquired rental assets into the portfolio; the ability to successfully perform property management services at the level and/or the cost that we anticipate; the failure to identify unforeseen expenses or material liabilities associated with acquisitions through the due diligence process prior to such acquisitions; difficulties in identifying single-family properties to acquire; the impact of changes to the supply of, value of and the returns on single-family rental properties; our ability to acquire single-family rental properties generating attractive returns; our ability to sell non-core assets on favorable terms or at all; our ability to predict costs; our ability to effectively compete with competitors; changes in interest rates; changes in the market value of single-family properties; our ability to obtain and access financing arrangements on favorable terms or at all; our ability to deploy the net proceeds from financings or asset sales to acquire assets in a timely manner or at all; our ability to manage and maintain adequate liquidity and meet the requirements under our financing arrangements; our ability to retain the exclusive engagement of Altisource Asset Management Corporation; the failure of our third party vendors to effectively perform their obligations under their respective agreements with us; our failure to qualify or maintain qualification as a REIT; our failure to maintain our exemption from registration under the Investment Company Act of 1940, as amended; the results of our strategic alternatives review and risks related thereto; the impact of adverse real estate, mortgage or housing markets; the impact of adverse legislative, regulatory or tax changes and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company's current and future filings with the Securities and Exchange Commission (“SEC”). In addition, financial risks such as liquidity, interest rate and credit risks could influence future results. The foregoing list of factors should not be construed as exhaustive.

Forward-looking statements speak only as of the date hereof and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, refer to our public filings with the SEC, available on the Investors section of our website at www.frontyardresidential.com and on the SEC’s website at www.sec.gov.